Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., March 23, 2023 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.17 per share to shareholders of record April 4, 2023, payable April 28, 2023.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "This represents our 134th quarterly cash dividend paid to shareholders since our inception. We recently celebrated our 36th anniversary on February 26, 2023 and remain the oldest bank headquartered in Charleston."

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. A sixth office at 1730 Maybank Highway on James Island is anticipated to open in the second quarter of 2023. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500